EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of NeOnc Technologies Holdings, Inc., dated as of May 15, 2026, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Cinctive Capital Management LP
Signature:	/s/ Richard H. Schimel
Name/Title:	Richard H. Schimel, Managing Member of Cinctive GP LLC, its General Partner
Date:	05/15/2026

Cinctive GP LLC
Signature:	/s/ Richard H. Schimel
Name/Title:	Richard H. Schimel, Managing Member
Date:	05/15/2026
Richard H. Schimel
Signature:	/s/ Richard H. Schimel
Name/Title:	Richard H. Schimel
Date:	05/15/2026

Lawrence J. Sapanski
Signature:	/s/ Lawrence J. Sapanski
Name/Title	Lawrence J. Sapanski
Date:	05/15/2026